Exhibit 99

NATIONAL MEDIA GROUP PRESIDENT JON WERTHER TO LEAVE MEREDITH
DES MOINES, IA (June 10, 2019) - Meredith Corporation (NYSE:MDP; www.meredith.com) announced today that National Media Group President Jon Werther has decided to leave Meredith, effective immediately.
“We thank Jon for his numerous accomplishments in his six years of service to Meredith, and wish him well in the future,” said Meredith President and Chief Executive Officer Tom Harty. “Going forward, our National Media Group will continue to build on its industry-leading position of reaching 140 million American women every month, including more than 80 percent of U.S. millennial women.”
Harty said that Meredith does not plan to immediately fill the position, and that the group’s senior leadership team will now report directly to him. Harty previously served as Meredith National Media Group President from 2010 to 2016.
In January 2018, Meredith closed on its acquisition of Time Inc., establishing the company as the country’s largest magazine publisher and a Top 10 digital player. Since then, Harty said Meredith has made tremendous progress integrating the acquisition.
“We have turned around the advertising performance of the print brands we acquired, grown the digital business, and significantly increased consumer revenues,” Harty said. “Additionally, we’ve sold most of the assets that didn’t fit our portfolio, and have made excellent progress on synergy achievement and debt reduction.
“As we close our fiscal 2019 and enter fiscal 2020 next month, I think this is a good time to pivot and assess where we are and what steps need to be taken to build upon our momentum, including the optimum leadership structure to drive organic revenue growth,” Harty continued. “We continue to be very excited and confident about the future of Meredith Corporation, and our ongoing ability to increase shareholder value and create meaningful career opportunities for our more than 7,000 employees nationwide.”
Harty said Meredith continues to expect full-year fiscal 2019 adjusted EBITDA to range from $700 million to $710 million, and adjusted earnings per share to range from $6.92 to $7.07, both in-line with the outlook provided in Meredith’s fiscal 2019 third-quarter earnings release release issued on May 10, 2019.

ABOUT MEREDITH CORPORATION
Meredith has been committed to service journalism for 117 years. Today, Meredith uses multiple distribution platforms-including broadcast television, print, digital, mobile and video-to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.
Meredith's National Media Group reaches more than 175 million unduplicated American consumers every month, including over 80 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith’s leading national brands include PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the company's state-of-the-art creative lab and content studio.
Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets-including Atlanta, Phoenix, St. Louis and Portland-and 13 in the Top 50. Meredith's stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional or national level.

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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com